Exhibit (e)(1)(ii)

NEUBERGER BERMAN EQUITY FUNDS

INVESTOR CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Focus Fund

Neuberger Genesis Fund

Neuberger International Equity Fund

Neuberger Large Cap Growth Fund

Neuberger Large Cap Value Fund

Neuberger Mid Cap Growth Fund

Neuberger Mid Cap Intrinsic Value Fund

Neuberger Quality Equity Fund

Neuberger Small Cap Growth Fund

Date: December 18, 2025